EXHIBIT 2.1 TO FORM 10

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger ("Agreement"), is made on September 7, 2007, by and between Clean Coal Systems, Inc., a Florida corporation ("CCSI") and Saudi American Minerals, Inc., a Nevada corporation, ("SAMI") (collectively, the "Parties").

    RECITALS

    WHEREAS, the Parties desire that SAMI be merged into CCSI (the "Merger"), with CCSI being the surviving corporation, all as more particularly set forth herein; and

    WHEREAS, the boards of directors of the Parties to this Agreement have determined that the proposed transaction is advisable and for the general welfare and advantage of their respective corporations and shareholders and have recommended to their respective shareholders that the proposed transaction be consummated; and

    WHEREAS, the Merger shall be consummated pursuant to and in accordance with the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties agree as follows:

SECTION 1.    Plan of Merger.

    1.1    The Plan of Merger, Exhibit A, is incorporated by reference.

SECTION 2.    Closing.

    Closing shall take place at the offices of either corporation on November 19, 2007 (the "Closing Date"), or at another time, date, and place mutually agreed to by the parties. Closing shall be consummated by the execution and acknowledgment by CCSI and SAMI of Articles of Merger in accordance with F.S. Chapter 607, NRS 92A and other applicable law. The Articles of Merger executed and acknowledged shall be delivered for filing to the Secretary of State as promptly as possible after the consummation of the closing. The Articles of Merger shall specify the effective date and time of the Merger.

    SECTION 3.    Representations and Warranties of SAMI.

    3.1    SAMI's Representations and Warranties. SAMI represents and warrants to CCSI as follows:

    3.1.1    Capital Structure. The capitalization of SAMI is set forth on Schedule 3.1.1, which states the number of authorized, issued, and outstanding shares of each class and series of capital stock of SAMI. All of the issued and outstanding capital stock of SAMI has been duly authorized and validly issued, and is fully paid and nonassessable,  and not subject to any restriction on transfer under the Articles of Incorporation or Bylaws of SAMI or any agreement to which SAMI is a party or of which SAMI has been given notice. There are no outstanding subscriptions, options, warrants, convertible securities, rights, agreements, understandings, or commitments of any kind relating to the subscription, issuance, repurchase, or purchase of capital stock or other securities of

SAMI, or obligating SAMI to transfer any additional shares of its capital stock of any class or any other securities, except as stated on Schedule 3.1.1.

     3.1.3    Organization and Good Standing.

        SAMI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, having all requisite corporate power and authority to own its assets and carry on its business as presently conducted.

        A true and complete copy of the Articles of Incorporation and Bylaws of SAMI, each as amended to this date, has been delivered or made available to CCSI. The minute books of SAMI are current as required by law, contain the minutes of all meetings of the incorporators, Board of Directors, committees of the Board of Directors, and shareholders from the date of incorporation to this date, and adequately reflect all material actions taken by the incorporators, Board of Directors, committees of the Board of Directors, and shareholders of SAMI. SAMI has no subsidiaries.

      3.1.4    Authorization; Validity. The execution, delivery, and performance of this Agreement by SAMI has been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by SAMI, and is the legal, valid, and binding obligation of SAMI, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.

      3.1.5    Consents. Other than as set forth on Schedule 3.1.5, no approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by SAMI of the transactions contemplated by this Agreement.

      3.1.6    Violations. The execution, delivery, or performance of this Agreement does not and will not (i) with or without the giving of notice or the passage of time, or both, constitute a default under, result in breach of, result in the termination of, result in the acceleration of performance of, require any consent, approval, or waiver (other than those identified on Schedule 3.1.5) under, or result in the imposition of any lien or other encumbrance on any property or assets of SAMI under, any agreement, lease, or other instrument to which SAMI is a party or by which any of the property or assets of SAMI are bound; (ii) violate any permit, license, or approval required by SAMI to own its assets and operate its business; (iii) violate any law, statute, or regulation or any judgment, order, ruling, or other decision of any governmental authority, court, or arbitrator; or (iv) violate any provision of SAMI's Articles of Incorporation or Bylaws.

    3.2    Survival of Representations and Warranties. Each of the representations and warranties in Section 3.1 shall be deemed renewed and made again by SAMI at the Closing as if made at the time, and shall survive the Closing until the expiration of all applicable statute of limitations periods.

SECTION 4.    Representations and Warranties of CCSI.

        4.1.1            Ownership of the Shares. The common shares of CCSI being issued to SAMI's shareholders at the closing are duly authorized and will be validly issued, fully paid, and nonassessable on their issuance. The persons receiving securities at the closing will acquire good, valid, and indefeasible title, free and clear of any interests, security interests, claims, liens, pledges, options, penalties, charges, other encumbrances, buy-sell agreements, or rights of any party whatsoever.

        4.1.2    Organization and Good Standing.

        CCSI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida, having all requisite corporate power and authority to own its assets and carry on its business as presently conducted.

        A true and complete copy of the Articles of Incorporation and Bylaws of CCSI, each as amended to this date, has been delivered or made available to SAMI. The minute books of CCSI are current as required by law, contain the minutes of all meetings of the incorporators, Board of Directors, committees of the Board of Directors, and shareholders from the date of incorporation to this date, and adequately reflect all material actions taken by the incorporators, Board of Directors, committees of the Board of Directors, and shareholders of CCSI. CCSI has no subsidiaries.

        4.1.3    Authorization; Validity. The execution, delivery, and performance of this Agreement by CCSI has been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by CCSI, and is the legal, valid, and binding obligation of CCSI, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.

4.1.4    Consents. Other than as set forth on Schedule 3.1.5, no approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by CCSI of the transactions contemplated by this Agreement.

4.1.5      Violations. The execution, delivery, or performance of this Agreement does not and will not (i) with or without the giving of notice or the passage of time, or both, constitute a default under, result in breach of, result in the termination of, result in the acceleration of performance of, require any consent, approval, or waiver (other than those identified on Schedule 3.1.5) under, or result in the imposition of any lien or other encumbrance on any property or assets of CCSI under, any agreement, lease, or other instrument to which CCSI is a party or by which any of the property or assets of CCSI are bound; (ii) violate any permit, license, or approval required by SAMI to own its assets and operate its business; (iii) violate any law, statute, or regulation or any judgment, order, ruling, or other decision of any governmental authority, court, or arbitrator; or (iv) violate any provision of CCSI’s Articles of Incorporation or Bylaws.

    4.2    Survival of Representations and Warranties. Each of the representations and warranties in Section 4.1 shall be deemed renewed and made again by CCSI at the Closing as if made at the time, and shall survive the Closing until the expiration of all applicable statute of limitations periods.

SECTION 5.    Covenants of SAMI.

  5.1    Except as may otherwise be consented to or approved in writing by CCSI, SAMI agrees that from the date of this Agreement and until the Closing:

        5.1.1    Conduct Pending Closing.  The Business of SAMI shall be conducted only in the ordinary course consistent with past practices.

        5.1.2    Access to Records. SAMI shall provide CCSI and its representatives access to all records of SAMI that they reasonably may request and provide reasonable access to the properties of SAMI.

        5.1.3    Solicitation. SAMI agrees that it will not solicit, consider, or negotiate any offers to acquire the shares or assets of SAMI, or to provide any information or to make available any management personnel to third parties for such purposes.

        5.1.4    Confidentiality. SAMI agrees to keep the provisions of this Agreement confidential and will not disclose its provisions to any person, excluding SAMI's accountants, attorneys, and other professionals with whom SAMI conducts business and to whom such disclosure is reasonably necessary; provided, however, that such persons shall be advised of the confidential nature of this Agreement at the time of such disclosure.

        5.1.5    Proration of Taxes and Other Amounts. All applicable taxes and rental payments under the Assumed Contracts, and other expenses and revenues of the Business relating to the Assets, shall be prorated as of Closing. Utility deposits shall be retained by SAMI.

        5.1.6    Employee Payments. SAMI shall pay all employee compensation, benefits, vacations, sick time, and all other payments due to its employees for the period up to and including the Closing Date.

        SECTION 6.    Covenants of CCSI.

  6.1    Except as may otherwise be consented to or approved in writing by SAMI, CCSI agrees that from the date of this Agreement and until the Closing:

        6.1.1    Access to Records. CCSI shall provide SAMI and its representatives access to all records of CCSI that they reasonably may request and provide reasonable access to the properties of CCSI.

        6.1.2    Confidentiality. CCSI agrees to keep the provisions of this Agreement confidential and will not disclose its provisions to any person, excluding CCSI’s accountants, attorneys, and other professionals with whom CCSI conducts business and to whom such disclosure is reasonably necessary; provided, however, that such persons shall be advised of the confidential nature of this Agreement at the time of such disclosure.

SECTION 7.    Conditions Precedent to Obligations of CCSI. Unless, at the Closing, each of the following conditions is either satisfied or waived by CCSI in writing, CCSI shall not be obligated to effect the transactions contemplated by this Agreement:

    7.1    Representations and Warranties. The representations and warranties of SAMI are true and correct at the date of this Agreement and shall be true and correct as of the Closing as if each were made again at that time.

    7.2    Performance of Covenants. SAMI shall have performed and complied in all respects with the covenants and agreements required by this Agreement.

    7.3    Items to be Delivered at Closing. SAMI shall have tendered for delivery to CCSI the following:

        7.3.1    Delivery of Shares for Cancellation. [if applicable] Stock certificates representing all of the outstanding securities of SAMI duly endorsed in blank or accompanied by duly executed stock powers with all requisite transfer tax stamps attached, which shall be subsequently canceled.

        7.3.2    Good Standing Certificate. A certificate of the Nevada Secretary of State, dated within 10 days of the Closing, showing that SAMI is in good standing.

        7.3.3    Corporate Action. A certified copy of the corporate action of SAMI authorizing and approving this Agreement and the transactions contemplated by it.

7.3.4    Articles of Merger.  A duly executed original of the Articles of Merger.

7.3.5    Investment Letter. An investment letter duly executed by each of SAMI's shareholders.

7.4    Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident to this Agreement, shall be satisfactory in form and substance to CCSI and CCSI's counsel, whose approval shall not be withheld unreasonably.

7.5    Certificate. There shall be delivered to CCSI an officer's certificate, signed by SAMI, to the effect that all of the representations and warranties of SAMI set forth in this Agreement are true and complete in all material respects as of the Closing Date, and that SAMI has complied in all material respects with its covenants and agreements required to be complied with by the Closing.

    7.6    No Adverse Change. There shall not have been a material adverse change in the financial condition of SAMI or the Business, whether or not covered by insurance; nor shall any lawsuit be pending that seeks to set aside the Agreement or the transactions contemplated by it.

SECTION 8.    Conditions Precedent to Obligations of SAMI. Unless, at the Closing, each of the following conditions is either satisfied or waived by SAMI in writing, SAMI shall not be obligated to effect the transactions contemplated by this Agreement.

    8.1    Representations and Warranties. The representations and warranties of CCSI in this Agreement are true and correct at the date of this Agreement and shall be true and correct as of the Closing as if each were made again at that time.

    8.2    Items to be Delivered at Closing. CCSI shall have tendered for delivery to SAMI the following:

        8.2.1    Delivery of Shares or Other Consideration. Stock certificates duly issued in the name of each of the shareholders not dissenting to the proposed Merger, or such other consideration as is required to be delivered by this Agreement.

        8.2.4    Good Standing Certificate. A certificate of the Florida Secretary of State, dated within 10 days of the closing, showing that CCSI is in good standing.

        8.2.5    Corporate Action. A certified copy of the corporate action of CCSI authorizing and approving this Agreement and the transactions contemplated by it.

        8.2.7    Articles of Merger.  A duly executed original of the Articles of Merger.

    8.3    Performance of Covenants. CCSI shall have performed and complied in all respects with the covenants and agreements required by this Agreement.

SECTION 9.    Agreements to Indemnify.

    9.1    Scope of Indemnity. Subject to the terms and conditions of Section 9, SAMI agrees, to the fullest extent permitted by Florida law, to indemnify, defend, and hold harmless CCSI from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses, asserted against, related to, resulting from, imposed on, or incurred by CCSI, directly or indirectly, by reason of, relating to, or resulting from (i) liabilities and obligations of, and claims against, SAMI (whether absolute, accrued, contingent, or otherwise) existing as of the date of the Closing or arising out of facts or circumstances existing on or before the date of the Closing; or (ii) a breach of any agreement, representation, or warranty of SAMI contained in or made under this Agreement, or any facts or circumstances constituting such a breach; or (iii) any tax or related claim (including, without limitation, claims for interest and penalties) asserted against SAMI or relating to the operations of SAMI through the date of the Closing.

    9.2    Indemnification Procedure. Promptly after receipt by CCSI of notice of the making or commencement by any third party of any claim, action, lawsuit, or proceeding as to which indemnification may be sought (a "Third Party Claim"), CCSI shall notify Indemnitors in writing of the commencement. The failure to notify Indemnitors shall not relieve Indemnitors from any liability that they may have under this section if Indemnitors are not prejudiced by the lack of such notice. However, if Indemnitors are prejudiced by the lack of such notice, Indemnitors shall not be responsible for that portion of the liability caused by the prejudice resulting from the lack of notice.

If any such Third Party Claim is brought against CCSI, Indemnitors shall be entitled to participate and, to the extent they may elect by written notice delivered promptly to CCSI after receiving notice from CCSI, to assume the defense with counsel reasonably satisfactory to CCSI. The parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such legal proceeding, claim, or demand. CCSI shall have the right to employ its own counsel in any such case, but the fees and expenses of this counsel shall be at the expense of CCSI unless (i) the employment of counsel shall have been authorized in writing by Indemnitors in connection with the defense of the action; (ii) Indemnitors shall not have employed counsel to have charge of the defense of the action within a reasonable period of time after commencement of the action; or (iii) CCSI has reasonably concluded that there may be defenses available to it that are different from or additional to those available to Indemnitors, in which case Indemnitors shall not have the right to direct the defense of this action on behalf of CCSI. In any of these situations, the fees and expenses of CCSI's counsel shall be borne by Indemnitors.

Neither CCSI nor Indemnitors may settle any Third Party Claim without the consent of the other. After any final judgment or award has been rendered by a court, arbitration board, or administrative agency of competent jurisdiction and the time in which to appeal from it has expired, a settlement has been consummated, or Indemnitors and CCSI arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by Indemnitors, CCSI shall forward to Indemnitors notice of any sums due and owing by it with respect to the matter, and Indemnitors immediately shall pay all of the sums owing, by wire transfer or certified or bank cashier's check, to CCSI.

    9.3    Setoff. CCSI shall have the right to set off against the balance of the Purchase Price due under Section 1 of this Agreement any amounts due from SAMI to CCSI under Section 9.

    9.4    Survival. The Indemnity provided by this section shall survive the Closing.

SECTION 10.    Notices.

Any notice, request, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered, given, and received for all purposes if written and if (i) delivered personally, by facsimile, or by courier or delivery service, at the time of such delivery; or (ii) directed by registered or certified United States mail, postage and charges prepaid, addressed to the intended recipient, at the address specified below, two business days after such delivery to the United States Postal Service.

If to CCSI:    12518 W. Atlantic Blvd., Coral Springs, Florida 33071

With a copy to:    Hawkins & Hawkins PL, Attn. Alan T. Hawkins, 200 NE 1st Street, Suite 101, Gainesville, Florida 32601.

If to SAMI:    12518 W. Atlantic Blvd., Coral Springs, Florida 33071

With a copy to:    Hawkins & Hawkins PL, Attn. Alan T. Hawkins, 200 NE 1st Street, Suite 101, Gainesville, Florida 32601.

Any party may change the address to which notices are to be mailed by giving notice as provided herein to all other parties.

SECTION 11.    Miscellaneous.

    11.1    Entire Agreement.  This Agreement, the Exhibits, and the Schedules, including the Plan of Merger and the Articles of Merger, and all exhibits and schedules hereto, contain all of the terms and conditions agreed on by the parties with reference to the subject matter and supersede all previous agreements, representations, and communications between the parties, whether written or oral. This Agreement, including any exhibits and schedules hereto, may not be modified or changed except by written instrument signed by all of the parties, or their respective successors or assigns.

    11.2    Assignment. This Agreement shall not be assigned or assignable by SAMI or CCSI without the express written consent of the other party. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors and assigns.

    11.3    Captions. All section, schedule, and exhibit headings are inserted for the convenience of the parties and shall not be used in any way to modify, limit, construe, or otherwise affect this Agreement.

    11.4    Counterparts. This Agreement may be executed in several counter parts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

    11.5    Waiver. Each of the parties may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other party; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered under this Agreement; (iii) waive compliance with any of the covenants of the other party contained in this Agreement; or (iv) waive, in whole or in part, performance of any of the obligations of the other party. No action taken under this Agreement, including, but not limited to, the consummation of the closing or any knowledge of or investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, possessing such knowledge, or performing such investigation of compliance with the representations, warranties, covenants, and agreements contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

    11.6    Controlling Law. This Agreement has been entered into in the state of Florida and shall be governed by, construed under, and enforced in accordance with the laws of Florida.

    11.7    Gender. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, references to the neuter shall be deemed to include the masculine and the feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

    11.8    Further Assurances. Each of the parties shall use all reasonable efforts to bring about the transactions contemplated by this Agreement as soon as practicable, including the execution and delivery of all instruments, assignments, and assurances, and shall take or cause to be taken such reasonable further or other actions necessary or desirable to carry out the intent and purposes of this Agreement.

    11.9    Attorneys' Fees. In the event a lawsuit is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the prevailing party shall be entitled to recover such party's costs of suit and reasonable attorneys' fees through all appeals.

    11.10        References to Agreement. The words "hereof," "herein," "here under," and other similar compounds of the word "here" shall mean and refer to the entire Agreement and not to any particular section, article, provision, annex, exhibit, schedule, or paragraph unless so required by the context.

    11.11        Schedules and Exhibits. Schedules and exhibits to this Agreement (and references to part or parts of them) shall, in each instance, include the schedules or exhibits. All schedules and exhibits shall be deemed an integral part of this Agreement, and are incorporated into this Agreement by reference.

11.12      Venue. Any litigation arising under this Agreement shall be instituted only in Broward County, Florida, the place where this Agreement was executed. All parties agree that venue shall be proper in that county for all such legal or equitable proceedings.

11.13        Severability. Each section, subsection, and lesser section of this

Agreement constitutes a separate and distinct undertaking, covenant, or provision. If any provision of this Agreement shall be determined to be unlawful, that provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

11.14    Rights in Third Parties. Except as otherwise specifically provided, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer on or give any person, firm, or corporation, other than the parties and their respective shareholders, any rights or remedies under or by reason of this Agreement.

11.15   Expenses. Each party shall pay its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:

CCSI

Clean Coal Systems, Inc., a Florida Corporation

/s/CJ Douglas

/s/Larry Hunt, President

ATTEST:

CCSI

Saudi American Minerals, Inc., a Nevada Corporation

/s/CJ Douglas

/s/Larry Hunt, President

EXHIBIT A

PLAN OF MERGER

    Merger between Clean Coal Systems, Inc, (the "Surviving Corp.") and Saudi American Minerals, Inc. (the "Disappearing Corp.") (collectively the "Constituent Corporations"). This Merger is being effected under this Plan of Merger ("Plan") in accordance with §§607.1101 et seq. of the Florida Business Corporation Act (the "Act") and the Nevada Revised Statutes.

1. Articles of Incorporation. The Articles of Incorporation of Surviving Corp., as in effect immediately before the Effective Date of the Merger (the "Effective Date"), shall, without any changes, be the Articles of Incorporation of the Surviving Corp. from and after the Effective Date until further amended as permitted by law.

2. Distribution to Shareholders of the Constituent Corporations. On the Effective Date, each share of Disappearing Corp.'s common stock that shall be issued and outstanding at that time shall without more be converted into and exchanged for one (1) share of Surviving Corp.’s common stock in accordance with this Plan. Each share of Surviving Corp.'s stock that is issued and outstanding on the Effective Date shall continue as outstanding shares of Surviving Corp.'s stock.

3. Satisfaction of Rights of Disappearing Corp. Shareholders. All shares of Surviving Corp.'s stock into which shares of Disappearing Corp.'s stock shall have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

4. Effect of Merger. On the Effective Date, the separate existence of Disappearing Corp. shall cease, and Surviving Corp. shall be fully vested in Disappearing Corp.'s rights, privileges, immunities, powers, and franchises, subject to its restrictions, liabilities, disabilities, and duties, all as more particularly set forth in §607.1106 of the Act.

5. Supplemental Action. If at any time after the Effective Date Surviving Corp. shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Surviving Corp. or Disappearing Corp., as the case may be, whether past or remaining in office, shall execute and deliver, on the request of Surviving Corp., any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts, to vest, perfect, confirm, or record such title thereto in Surviving Corp., or to otherwise carry out the provisions of this Plan.

6. Filing with the Florida Secretary of State and Effective Date. On the Closing, as provided in the Agreement of Merger of which this Plan is a part, Disappearing Corp. and Surviving Corp. shall cause their respective Presidents (or Vice Presidents) to execute Articles of Merger in the form attached to this Agreement and on such execution this Plan shall be deemed incorporated by reference into the Articles of Merger as if fully set forth in such Articles and shall become an exhibit to such Articles of Merger. Thereafter, such Articles of Merger shall be delivered for filing by Surviving Corp. to the Florida Secretary of State. In accordance with §607.1105(1)(b) of the Act, the Articles of Merger shall specify the "Effective Date," which shall be the filing date of the Articles.

7. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by the one of the Constituent Corporations which is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of the Constituent Corporations by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with §607.1103 of the Act.

8. Termination. At any time before the Effective Date (whether before or after filing of Articles of Merger), this Plan may be terminated and the Merger abandoned by mutual consent of the Boards of Directors of both Constituent Corporations, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

ARTICLES OF SHARE EXCHANGE OF

CLEAN COAL TECHNOLOGIES, INC., a Nevada Corporation,

With

CLEAN COAL SYSTEMS, INC., a Florida Corporation

 ARTICLES OF SHARE EXCHANGE between CLEAN COAL TECHNOLOGIES, INC., a Nevada Corporation, ("Acquiror") and CLEAN COAL SYSTEMS, INC., a Florida Corporation ("Acquiree").

Under Section 607.1105 of the Florida Business Corporation Act (the "Act"), Clean Coal Technologies, Inc. and Clean Coal Systems, Inc. adopt the following Articles of Share Exchange.

1. The Agreement and Plan of Share Exchange, dated September 7, 2007, ("Plan of Share Exchange"), between Clean Coal Technologies, Inc. and Clean Coal Systems, Inc. was approved and adopted by the shareholders of Clean Coal Technologies, Inc. on September 7, 2007, and was adopted by the shareholders of Clean Coal Systems, Inc. on September 7, 2007.

IN WITNESS WHEREOF, the parties have set their hands on September 7, 2007.

Clean Coal Technologies, Inc.,

a Nevada Corporation

/s/Larry Hunt, President

Clean Coal Systems, Inc.

a Florida corporation

/s/Larry Hunt, President

PLAN OF SHARE EXCHANGE

THIS Plan of Share Exchange ("Plan") is entered into between Clean Coal Technologies, Inc., a Nevada Corporation, ("Acquiror") and Clean Coal Systems, Inc., a Florida Corporation (" Acquiree").

1. Distribution to Shareholders. On the Effective Date, all of the shareholders of Acquiree not dissenting from the Plan shall exchange each one (I) share of Acquirer they hold for one share of Acquiror and Acquiree shall become a wholly owned subsidiary of Acquiror.

2.  Satisfaction of Rights of Acquiree' s Shareholders. All shares of Acquiror' s stock into which shares of Acquiree's stock have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

3. Fractional Shares. Fractional shares of Acquiror's stock will not be issued to the holders of Acquiree's stock. Former holders of Acquiree's stock who would be entitled to receive fractional shares of Acquiror's stock on the Effective Date shall receive one (1) share.

4. Supplemental Action. If at any time after the Effective Date, Acquiror shall determine that any further conveyances, agreements, documents, instruments, and assurances of any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Acquiror or Acquiree, as the case may be, whether past or remaining in office, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Plan.

5. Filing with the Florida Secretary of State and Effective Date. On the Closing, as provided in the Agreement and Plan of Share Exchange of which this Plan is a part, Acquiror and Acquiree shall cause their respective Presidents (or Vice Presidents) to execute Articles of Share Exchange in the form attached to this Plan and on execution, this Plan shall be deemed incorporated by reference into the Articles of Share Exchange as if fully set forth in such Articles and shall become an exhibit to such Articles of Share Exchange. Thereafter, the Articles of Share Exchange shall be delivered for filing to the Florida Secretary of State. In accordance with Section 607.1105(1) (b) of the Florida Business Corporation Act (the "Act"), the date of filing of the Articles of Share Exchange shall be the "Effective Date".

6. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by Acquiror or Acquiree by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of Acquiree by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with section 607.1 103 of the Act.

7. Termination. At any time before the Effective Date (whether before or after filing the Articles of Share Exchange), this Plan may be terminated and the share exchange abandoned by mutual consent of the Boards of Directors of both corporations, notwithstanding favorable action by the shareholders of the Acquiree.

IN WITNESS WHEREOF, the parties have set their hands on September 7, 2007.

Clean Coal Technologies, Inc.

a Nevada Corporation

/s/Larry Hunt, President

Clean Coal Systems, Inc.

a Florida corporation

/s/Larry Hunt, President